Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

ASSETMARK FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee

Fees to be Paid	$2,692,462,825	(1)	.00014760	$397,407.51	(2)

Fees Previously Paid	$—			$—

Total Transaction Valuation	$2,692,462,825

Total Fees Due for Filing				$397,407.51

Total Fees Previously Paid				$—

Total Fee Offsets				$—

Net Fee Due				$397,407.51

(1)

Aggregate number of securities to which transaction applies: As of May 17, 2024, the maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 78,113,471, which consists of (1) 74,404,577 outstanding shares of common stock, par value $0.001 per share; (2) 408,976 shares of common stock underlying outstanding stock options; (3) 1,904,066 shares of common stock underlying outstanding equity-settled stock appreciation rights; (4) 166,109 shares of common stock underlying outstanding cash-settled stock appreciation rights; and (5) 1,229,743 shares of common stock underlying restricted stock units.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Estimated solely for the purposes of calculating the filing fee, as of May 17, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 74,404,577 outstanding shares of common stock and the per share merger consideration of $35.25; (2) the product of 408,976 shares of common stock underlying options and $13.25, which is the difference between the per share merger consideration of $35.25 and the weighted average exercise price of $22.00; (3) the product of 1,904,066 shares of common stock underlying equity-settled stock appreciation rights and $10.56, which is the difference between the per share merger consideration of $35.25 and the weighted average exercise price of $24.69; (4) the product of 166,109 shares of common stock underlying cash-settled stock appreciation rights and $4.95, which is the difference between the per share merger consideration of $35.25 and the weighted average exercise price of $30.30; and (5) the product of 1,229,743 shares of common stock underlying restricted stock units and the per share merger consideration of $35.25. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.